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                                                                   EXHIBIT 4.17


                           AMENDMENT TO _____________
                             STOCK OPTION AGREEMENT


         THIS AGREEMENT, between Weatherford International, Inc. ("Weatherford") and ____________ (the "Non-Employee Director") is as follows:

         WHEREAS, Weatherford previously approved the ____________ Stock Option Agreement (the "Option Agreement"); and

         WHEREAS, pursuant to the Option Agreement, Weatherford granted, on the 8th day of September, 1998, to the Non-Employee Director the right to purchase 60,000 shares of Weatherford common stock at $18.125 per share (the "Option"); and

         WHEREAS, the Board of Directors of Weatherford has approved of a distribution to Weatherford's stockholders of all of the stock of Grant Pideco, Inc. (the Spin-Off") pursuant to the terms and conditions set forth in the Distribution Agreement by and between Weatherford and Grant Prideco, Inc.; and

         WHEREAS, the Board of Directors of Weatherford has approved an adjustment to the exercise price under the Option and the number of shares subject to the Option to reflect the relative values of Weatherford common stock and Grant Prideco common stock after giving effect to the Spin-Off;

         NOW, THEREFORE, the Option Agreement is amended by adding thereto the following provisions:

         Notwithstanding any other provision of this Agreement to the contrary, the Option is hereby adjusted as follows. Following the Distribution Date as defined in the Distribution Agreement by and between Weatherford and Grant Prideco, Inc., the Non-Employee Director will have the right under the Option to purchase 93,629 shares of Weatherford common stock for $11.615 per share.

         IN WITNESS WHEREOF, Weatherford has executed this Agreement this ________ day of ________________________, 2000.


                                               WEATHERFORD INTERNATIONAL, INC.


Agreed and Accepted                            By
                                                 ------------------------------
                                               Title
By                                                  ---------------------------
  -------------------------------
   David J. Butters